Exhibit 10.1

Murray S. Kessler
Chairman, President and Chief Executive Officer UST Inc.
100 West Putnam Avenue
Greenwich, CT 06830

Dear Murray:

UST Inc. (“UST” or the “Company”) is pleased to provide you with this letter agreement (the “Agreement”) regarding the terms and conditions related to your employment with the Company.

The Board of Directors of UST (the “Board of Directors” or the “Board”) recognizes your contributions to the growth and success of the Company and desires to provide you with continued employment and to make certain changes to your employment arrangements with the Company in order to reinforce and recognize your continued attention and dedication to the Company’s success.  In addition, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist, and that the uncertainty and questions which may arise among Company management as a result of the foregoing may cause the departure or distraction of management to the detriment of the Company and its stockholders.  As the Board considers it essential and in the best interest of the Company and its stockholders to foster the continuous employment of key management personnel in the event of a change in control of the Company, this Agreement also contains terms related to a change in control of the Company.

You have an existing agreement with the Company and UST (“Existing Agreement”), dated December 7, 2006 (the “Original Effective Date”), regarding the payment of severance benefits to you. This Agreement amends and restates your Existing Agreement, effective December 16, 2008, in order to evidence formal compliance with section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder (the “Code”). Accordingly, in consideration of the premises and respective covenants and agreements of the parties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Employment. The Company hereby agrees to continue to employ you, and you agree to serve the Company on the terms and conditions set forth herein.

2.
Term of Agreement.  This Agreement shall commence on January 1, 2007 and end on the fourth anniversary of such date; provided, however, that if a Change in Control, as defined in Section 7, shall have occurred during the term of this Agreement, this Agreement shall continue in effect for a period of not less than twenty-four (24) months beyond the month in which such Change in Control occurred.  On December 31, 2010 and on the last day of December of each year thereafter, the term of this Agreement shall be extended one year unless, fifteen days prior to such last day of December, the Company shall have delivered to you or you shall have delivered to the Company written notice that this Agreement will not be extended.  Prior to a Change in Control, in no event shall the term of this Agreement extend beyond the date on which you cease to be an officer of the Company or a subsidiary thereof, whether or not you continue to be an employee of the Company or a subsidiary thereof; provided, however, if you cease to be an officer of the Company or any subsidiary thereof for Good Reason as defined herein, this Agreement shall continue in effect for a period of not less than thirty (30) days.  You acknowledge and agree that the non-renewal of the term of this Agreement shall not be considered a termination of employment hereunder for any purpose, including entitlement to severance payments or any other benefits provided for herein.

3.
Position and Duties.  You shall serve as President and Chief Executive Officer of the Company, be nominated each year as a member of the Company’s Board and shall have such responsibilities and authority as may from time to time be assigned to you by the Board.  You shall devote substantially all your working time and efforts to the business and affairs of the Company.

4.
Place of Performance.  In connection with your employment by the Company, you shall be based at the principal executive offices of the Company wherever situated, except for required travel on the Company’s business.

5.	Compensation and Related Matters.

(a)
Salary.  During the period of your employment hereunder, the Company shall pay your salary at an annual rate of $1,000,000 or such other rate as may from time to time be determined by the Board.  Such salary shall be paid in accordance with the Company’s standard payroll practices.  The salary payments hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay your salary.

(b)
Bonus.  During the period of your employment, you may be eligible for an annual bonus under the Company’s Incentive Compensation Plan.  Your annual bonus target shall be $2,000,000, or such other amount as may from time to time be determined by the Board.

(c)
Long-Term Incentive Compensation.  During the period of your employment, you shall be eligible to participate in the Company’s long-term incentive plan as may be in effect from time to time.  The awards under the Company’s long-term incentive plan shall be made in the sole discretion of the Board.

(d)
Expenses.  During the period of your employment, you shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by you in performing services hereunder, including travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.  To the extent that any such reimbursement does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement only if you incur the corresponding expense during the term of this Agreement and you submit the request for reimbursement no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the reimbursement on or before the last day of the calendar year following the calendar year in which the expense was incurred; the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

(e)
Other Benefits.  During the period of your employment, the Company shall maintain in full force and effect, and you shall be entitled to continue to participate in, all of the employee benefit plans and arrangements in effect on the date hereof in which you participate or plan or arrangements providing you with at least equivalent benefits thereunder, including without limitation each pension plan and arrangement, life insurance and health-and-accident plan and arrangement, medical insurance plan, disability plan, survivor income plan, relocation plan and vacation plan (“Benefit Plans”); provided, however, that this provision shall not apply to incentive compensation or long-term incentive plans maintained by the Company.  The Company shall not make any changes in such Benefit Plans that would adversely affect your rights or benefits thereunder.  Notwithstanding the foregoing, prior to a Change in Control of the Company (as defined in Section 7), any change (including termination) may be made to such Benefit Plans if it occurs pursuant to actions taken by the Company which are applicable to all executives of the Company and does not result in a proportionately greater reduction in your rights or benefits as compared with any other executive of the Company.  To the extent permissible under applicable laws and regulations, you shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.  Nothing paid to you under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary pursuant to paragraph (a) of this Section.

(f)
Vacations.  You shall be entitled to the number of vacation days in each calendar year determined in accordance with the Company’s vacation plan. You shall also be entitled to all paid holidays given by the Company to its executives.

6.
Offices.  You agree to serve without additional compensation, if elected or appointed thereto, as a director of the Company and any of its subsidiaries and in one or more executive offices of any of the Company’s subsidiaries, provided that you are indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided pursuant to the Company’s By-Laws.

7.	Change in Control. For purposes of this Agreement, a “Change in Control” shall be a change in control of UST and shall be deemed to have occurred if:

(A)
any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (1) UST or any of its subsidiaries, (2) any “person” who on the date hereof is a director or officer of UST, (3) any trustee or other fiduciary holding securities under an employee benefit plan of UST, (4) an underwriter temporarily holding securities pursuant to an offering of such securities, or (5) any corporation owned, directly or indirectly, by the stockholders of UST in substantially the same proportions as their ownership of stock of UST (a “Person”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act (a “Beneficial Owner”)), directly or indirectly, of securities of UST (not including in the securities beneficially owned by such Person any securities acquired directly from UST or its affiliates) representing 20% or more of the combined voting power of UST’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (C)(1) below; or

(B)
the following individuals cease for any reason to constitute a majority of the number of directors of UST then serving:  individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of UST) whose appointment or election by the Board or nomination for election by UST’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(C)
there is consummated a merger or consolidation of UST or any direct or indirect subsidiary of UST with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of UST outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of UST or any subsidiary of UST, more than 50% of the combined voting power of the securities of UST or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of UST (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of UST (not including in the securities Beneficially Owned by such Person any securities acquired directly from UST or its subsidiaries) representing 20% or more of the combined voting power of UST’s then outstanding securities; or

(D)
the stockholders of UST approve a plan of complete liquidation or dissolution of UST or there is consummated an agreement for the sale or disposition by UST of all or substantially all of UST’s assets, other than a sale or disposition by UST of all or substantially all of UST’s assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by stockholders of UST in substantially the same proportions as their ownership of UST immediately prior to such sale.

8.	Termination of Employment.

(a)
General.  You shall be entitled to the benefits provided in Section 9 upon the termination of your employment during the term of this Agreement prior to a Change in Control.  If any of the events described in Section 7 constituting a Change in Control shall have occurred, you shall be entitled to the benefits provided in Section 10 upon the coincident or subsequent termination of your employment during the term of this Agreement or, as provided in Section 10, upon the Change in Control.  In the event your employment with the Company is terminated for any reason prior to a Change in Control and subsequently a Change in Control shall have occurred, you shall not be entitled to the benefits provided in Section 10, unless such termination occurs within thirty (30) days prior to a Change in Control and such termination is by you for Good Reason or the Company without Cause in anticipation or contemplation of such Change in Control.

(b)
Disability.  The Company will terminate your employment at the conclusion of a twelve (12) month period during which you continuously have a General Disability (as defined below), a 409A Disability (as defined below) or both.  In determining whether a disability is continuous for this purpose, a temporary return to work shall be disregarded (I) in the case of a General Disability, if it would be disregarded under the Company’s long-term disability plan for salaried employees, and (II) in the case of a 409A Disability, if it would be disregarded under the Company’s long-term disability plan for salaried employees and it may be disregarded under Treasury Regulation §1.409A-3(i)(4).

(i)
You will be deemed to have a “General Disability” if, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months, and within thirty (30) days after written notice of termination is given you shall not have returned to the full time performance of your duties.

(ii)
You will be deemed to have a “409A Disability” if (A) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (B) you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees; or (C) you are determined to be totally disabled by the Social

Security Administration.

(c)
Cause.  The Company may terminate your employment hereunder for Cause.  For purposes of this Agreement, “Cause” shall mean (i) the willful and continuous failure by you to substantially perform your duties hereunder (other than any such failure resulting from your incapacity due to physical or mental illness), which failure is not cured within thirty (30) business days after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes you have willfully and continuously not substantially performed your duties; (ii) the willful engaging by you in misconduct which is materially injurious to the Company, monetarily or otherwise (including, but not limited to, your violation of the Company’s Code of Corporate Responsibility); or (iii) the commission of an act or omission that constitutes a material breach of this Agreement (including, but not limited to, the violation of your obligations under Sections 11, 12 or 13 hereof), which act or omission is not cured within thirty (30) business days after a notice is delivered by the Company that specifically identifies the manner in which the Company believes you have materially breached this Agreement.  For purposes of this subsection, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was legal, compliant with the Company’s Code of Corporate Responsibility and in the best interest of the Company.

(d)
Good Reason.  You shall be entitled to terminate your employment for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, (1) the occurrence prior to a Change in Control of any of the circumstances set forth in paragraphs (i) through (iv) below and (2) the occurrence on or following a Change in Control, of any of the circumstances set forth in paragraphs (A) through (H) below, unless, in any case, such circumstances are fully corrected prior to the Date of Termination specified in Notice of Termination, as defined in Sections 8(f) and 8(g), respectively, given in respect thereof.

Good Reason Prior to a Change in Control.

(i)
The assignment to you of any duties inconsistent with the position in the Company that you held immediately prior to such assignment, or a significant adverse alteration in the nature or status of your responsibilities, from those in effect immediately prior to such alteration;

(ii)	A reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(iii)
Any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (f) hereof (and, if applicable, the requirements of Subsection

(c) hereof); for purposes of this Agreement, no such purported termination shall be effective.

(iv)
The failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under the Company’s compensation and employee benefit plans in which you participate as of the date hereof, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits (except with respect to bonus and equity awards made under the UST Inc. Incentive Compensation Plan, the 2005 UST Inc. Long-Term Incentive Plan and any successor plans which are and shall continue to be in the discretion of the Compensation Committee of the Board, but which shall be determined on the same basis as other similarly situated executives of the Company); provided, however, that in no event shall any across-the-board or generally applicable change to the compensation and employee benefit plans provided by the Company affecting all similarly situated executives of the Company constitute Good Reason hereunder.

Your right to terminate your employment pursuant to this Subsection (d) shall not be affected by your incapacity due to physical or mental illness; provided, however, that the Company’s reassignment of your duties and responsibilities during a period of your incapacity due to physical or mental illness shall not under any circumstances constitute Good Reason hereunder.

Your right to terminate your employment pursuant to this Subsection (d) shall not be affected by your incapacity due to physical or mental illness; provided, however, that the Company’s reassignment of your duties and responsibilities during a period of your incapacity due to physical or mental illness shall not under any circumstances constitute Good Reason hereunder.

                         Good Reason on or Following a Change in Control.

The following events shall constitute Good Reason on or following a Change in Control if they occur within two (2) years of the occurrence of a Change in Control and shall constitute Good Reason in contemplation or anticipation of a Change in Control if they occur within 30 days prior to the Change in Control.

(A)
The assignment to you of any duties inconsistent with the position in the Company that you held immediately prior to the Change in Control, or a significant adverse alteration in the nature or status of your responsibilities, including your reporting responsibilities, from those in effect immediately prior to such change; provided, however, that no such alteration in your reporting responsibilities alone shall be considered Good Reason hereunder prior to the date which is six (6) months following the date of the Change in Control;

(B)
A reduction by the Company in your annual base salary or target bonus as in effect on the date hereof or as the same may be increased from time to time (other than reductions similarly affecting all officers of the Company); provided, however, that in no event shall a reduction in your annual bonus under UST’s Incentive Compensation Plan that is based on performance against pre-established criteria be considered a reduction in your target bonus;

(C)
The relocation of your principal place of employment to a location more than fifty (50) miles from the Greenwich, Connecticut metropolitan area (or, if different, the metropolitan area in which the Company’s principal executive offices are located immediately prior to the Change in Control) except for required travel on the Company’s business to an extent substantially consistent with your present business travel obligations;

(D)
The failure by the Company to pay to you any portion of your current compensation, except pursuant to a voluntary deferral by you or an across-the-board compensation deferral similarly affecting all officers of the Company and all officers of any Person whose actions resulted in a Change in Control or any Person affiliated with the Company or such Person, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due;

(E)
The failure by the Company to continue in effect any compensation plan in which you participate immediately prior to the Change in Control which is material to your total compensation, including but not limited to the UST Inc. Retirement Income Plan for Salaried Employees, UST Inc. Employees’ Savings Plan, UST Inc. Officers’ Supplemental Retirement Plan, UST Inc. Incentive Compensation Plan and the 2005 UST Inc. Long Term Incentive Plan, or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in a substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;

(F)
The failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the life insurance, medical, health and accident, or disability plans in which you are participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control;

(G)	The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 14 hereof; or

(H)
Any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (f) hereof (and, if applicable, the requirements of Subsection (c) hereof); for purposes of this Agreement, no such purported termination shall be effective.

Your right to terminate your employment pursuant to this Subsection (d) shall not be affected by your incapacity due to physical or mental illness, provided, however, that the Company’s reassignment of your duties and responsibilities during a period of your incapacity due to physical or mental illness shall not under any circumstances constitute Good Reason hereunder.  Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(e)
Employment by Affiliates.  For purposes of this Agreement, in no event shall a termination of your employment with the Company be deemed to occur as a result of your transfer to, or employment by, UST or any of its affiliates during the term of this Agreement.

(f)
Notice of Termination.  Any purported termination of your employment by the Company or by you shall be communicated by written “Notice of Termination” to the other party hereto in accordance with this Section 8(f).  “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(g)	Date of Termination, Severance Start Date.

(i)
"Date of Termination" shall mean (A) if your employment is terminated for General Disability or 409A Disability, thirty (30) days after Notice of Termination is given (but not before the end of the twelve (12) month period specified in Subsection (b) above, and not if you have returned to the full-time performance of your duties for a period that breaks the period of continuous disability in accordance with Subsection (b) above), and (B) if your employment is terminated pursuant to Subsection (c) or (d) hereof or for any other reason (other than General Disability or 409A Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (c) hereof shall not be less than thirty (30) days, unless a shorter time is provided by the Company prior to the occurrence of a Change in Control, and in the case of a termination pursuant to Subsection (d) hereof shall not be less than fifteen (15) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).  Notwithstanding the foregoing, following the occurrence of a Change in Control, if you reasonably believe in good faith the Company is not providing you with a benefit or payment to which you are entitled under the terms of this Agreement, you may notify the

Company, within forty-five (45) days after the Date of Termination or, if any such payment or benefit is due after such 45-day period, within 45 days following such payment date, that a dispute exists concerning the termination and/or the amount of such payment or benefit. In this event, the Company shall act within fifteen (15) days to restore fully the disputed benefits and payments (so that all benefits and payments are provided as of such date as would have been provided had there been no delay in providing such benefits and payments) and to continue to provide such benefits and payments as contemplated by this Agreement thereafter (provided, however, that in all events any payment or benefit shall not be paid or provided to you before the payment date set forth in this Agreement or any applicable document), but subject to termination and recapture from you of these disputed benefits and payments in accordance with the terms of a mutual written agreement of the parties, a binding arbitration award, or a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected).

(ii)	“Severance Start Date” shall mean the date on which you incur a “separation from service” under section 409A(a)(2)(A)(i) of the Code.

(h)
Release/Resignations.  As a condition and in consideration of the benefits provided under Section 9(c) and Section 10 of this Agreement, you agree and covenant (i) to execute a general release, in the form attached hereto as Appendix I (the “Release”), of any and all claims you may have or may believe you have against UST and/or its affiliates and their officers, directors, employees, agents or representatives and any of their successors and/or assigns; (ii) as more particularly described in the Release, not to seek any recovery against UST and/or its affiliates and their officers, directors, employees, agents or representatives any of their successors and/or assigns for any cause or reason related to or arising from your employment with the Company or any of its affiliates or the termination thereof, other than a failure or refusal of the Company to pay you (x) the benefits described in Section 9(c) or Section 10 hereof, and (y) the benefits to which you are entitled subsequent to your termination of employment pursuant to the terms of one or more of the employee benefit plans maintained by the Company; (iii) to adhere to the provisions of Section 11 hereof; and (iv) to cooperate fully with UST and its affiliates concerning reasonable requests for information about the business of UST or any of its affiliates or your involvement and participation therein, including, but not limited to, with respect to the defense or prosecution of any claims or actions in existence now or in the future as more particularly described in the Release.  The covenant set forth in clause (ii) of this Section 8(h) includes, without limitation, seeking any recovery against UST, any of its affiliates or their officers, directors, employees, agents or representatives and any of their successors and/or assigns in any forum, including without limitation any court, administrative agency or otherwise.  In the event of your termination of employment under any of the circumstances described in Section 8, you further agree to resign all offices or directorships that you may hold with UST and any of its affiliates, as the case may be, in a form acceptable to the Company.

9.
Severance Compensation Prior to a Change in Control.  Prior to a Change in Control, you shall be entitled to the following benefits, provided that such termination occurs during the term of this Agreement:

(a)
If your employment is terminated by the Company for Cause or by you for any reason other than Good Reason, or if your employment terminates because of your death, the Company shall pay you your full base salary in accordance with the Company’s standard payroll practices through the Date of Termination at the rate in effect at the time Notice of Termination is given, and provide you with all other normal post-termination amounts (if any) to which you are entitled under the terms and conditions of any compensation or benefit plan maintained by the Company in which you participated as of the Date of Termination at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

(b)	During any period that you fail to perform your full-time duties with the Company as a result of:

(i)
a period of 409A Disability, you shall continue to receive your base salary in accordance with the Company’s standard payroll practices at the rate in effect at the commencement of any such period, together with any compensation payable to you under the Company’s short-term and long-term disability plans for salaried employees during such period and any benefit coverages customarily provided to disabled salaried employees, until your employment is terminated pursuant to Section 3(b) hereof; or

(ii)
a period of General Disability, you shall receive any compensation payable to you under the Company’s short-term and long-term disability plans for salaried employees during such period, as well as any benefit coverages customarily provided to disabled salaried employees, until your employment is terminated pursuant to Section 3(b) hereof.

Thereafter your benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

(c)
If your employment is terminated by the Company (other than for Cause, General Disability, 409A Disability or death) or by you for Good Reason as defined in Section 8(d)(i) through (iv), then you shall be entitled to the benefits provided below, subject to your execution of a release described in Section 8(h) and provided that such release becomes effective and has not been revoked in accordance with the terms thereof:

(i)	the Company shall pay to you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given,

no later than the fifth day following the Date of Termination; and shall provide you with all other normal post-termination amounts (if any) to which you are entitled under the terms and conditions of any compensation or benefit plan of the Company at the time such payments are due;

(ii)
to the extent that an annual bonus has not been paid to you in respect of any  fiscal year, the Company shall pay to you, in the immediately following fiscal year at the time that annual bonuses in respect of such initial fiscal year are regularly paid by the Company (but not later than 2-½ months after the end of such initial fiscal year), the product of (x) the actual annual bonus that you would have been entitled to under the UST Inc. Incentive Compensation Plan had you remained employed through the regular payment date and (y) a fraction, the numerator of which is the number of days that have elapsed in each such fiscal year through the Date of Termination, and the denominator of which is 365;

(iii)
in lieu of any further salary and bonus payments to you for periods subsequent to the Date of Termination, the Company shall pay to you, in twenty-four (24) equal monthly installments, a severance payment equal to the product of (1) the sum of (A) your annual salary rate in effect immediately prior to the Date of Termination, and (B)  an amount equal to seventy-five percent (75%) of the target annual bonus in effect as of the Date of Termination, which shall not be deemed to be less than $2,000,000, and (2) the number two (2); these installments shall begin to be paid upon your Severance Start Date (in accordance with the Company’s standard payroll practices for severance pay), except in the event you are a “specified employee” on your Severance Start Date, as determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to your Severance Start Date or, if later, by December 31, 2008, such payments shall be delayed until the date that is six (6) months after your Severance Start Date, with the lump sum value of all payments that are so delayed paid on the date that is six (6) months after your Severance Start Date (if you die after your Severance Start Date but before payment of all twenty-four (24) installments, any remaining installments will be paid to your estate as a lump sum and without regard to any six-month delay that otherwise applies to specified employees). For purposes of this Agreement, “specified employee” shall be defined as provided in section 409A(a)(2)(B)(i) of the Code and “specified employee identification date” shall be defined as provided in Treasury Regulation §1.409A-1(i);

(iv)
for a twenty-four (24) month period following the Date of Termination, the Company shall arrange to provide you with life insurance benefits substantially similar to those which you were receiving immediately prior to the Notice of Termination at a cost and level of benefits which are substantially similar to those you were receiving prior to the Date of Termination. Benefits otherwise receivable by you pursuant to this paragraph (iv) shall be reduced to the extent comparable coverage is actually provided to you by another employer during the twenty-four (24) month period following your termination, and any such coverage actually provided to you by such employer shall be reported to the Company;

(v)
the Company shall provide you with group health insurance coverage in accordance with Section 10(d) below.  Benefits otherwise receivable pursuant to this paragraph (v) shall be reduced to the extent comparable benefits are actually received by you from another employer during the twenty-four (24) month period following your termination, and any such benefits actually received by you from such employer shall be reported to the Company;

(vi)
through the Date of Termination, you shall continue to accrue benefits under the UST Inc. Officers’ Supplemental Retirement Plan (“SOP”), UST Inc. Retirement Income Plan for Salaried Employees, UST Inc. Benefit Restoration Plan and the UST Inc. Excess Retirement Benefit Plan (together, the “Retirement Plans”) as in effect on the date hereof, notwithstanding any subsequent amendment thereto; provided, however, that in no event shall you accrue benefits under such Retirement Plans beyond the first anniversary of your last day of active employment.  In addition, regardless of your age and years of service as of the Date of Termination, you shall be deemed to have met the requirements of Section 2 of the SOP in order to be treated as a Participant as such term is defined in the SOP; provided, however, that the benefits payable to you under the SOP will be determined based upon your actual age and service on your Date of Termination and in a manner consistent with the methodology used in the schedule set forth in Section 3(c) of the SOP.  Any benefits due under the SOP or any other retirement plans (including any offset for payments under qualified plans) shall be payable in accordance with the terms of the SOP and any other retirement plans and will become payable at the time and in the form permitted under the SOP and any other retirement plans, as may be amended from time to time; however, in the event you are a “specified employee” on your Severance Start Date, as determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to your Severance Start Date or, if later, by December 31, 2008, any such payments (other than payments under the UST Inc. Retirement Income Plan for Salaried Employees) that are made on account of your “separation from service” within the meaning of section 409A(a)(2)(A)(i) of the Code shall be delayed until the date that is six (6) months after your Severance Start Date, with the lump sum value of all payments that are so delayed paid on the date that is six (6) months after your Severance Start Date (if you die after your Severance Start Date but before such lump sum is paid, it will be paid to your estate without regard to any six-month delay that otherwise applies to specified employees); and

(vii)
UST shall extend to you the same indemnification arrangements as are generally provided to other similarly situated officers to the extent authorized by applicable law and in accordance with Article VIII of UST’s By-Laws.

(d)
Except as provided in Section 9(c)(iv) or Section 10(d) hereof, you shall not be required to mitigate the amount of any payment provided for in this Section 9 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 9 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise

10.
Severance Compensation on, in Anticipation or Contemplation of or Following a Change in Control.  On or following a Change in Control, and in the event of a termination by you for Good Reason or by the Company without Cause that is made in anticipation or contemplation of and occurs within thirty (30) days prior to a Change in Control,  you shall be entitled to the following benefits during a period of Disability, or upon termination of your employment, as the case may be, provided that such period or termination occurs during the term of this Agreement, or as otherwise provided below in subsection (e)(A) or (B) of this Section 10:

(a)	During any period that you fail to perform your full-time duties with the Company as a result of:

(i)
a period of 409A Disability, you shall continue to receive your base salary in accordance with the Company’s standard payroll practices at the rate in effect at the commencement of any such period, together with any compensation payable to you under the Company’s short-term and long-term disability plans for salaried employees during such period and any benefit coverages customarily provided to disabled salaried employees, until your employment is terminated pursuant to Section 3(b) hereof.

(ii)
a period of General Disability, you shall receive any compensation payable to you under the Company’s short-term and long-term disability plans for salaried employees during such period, as well as any benefit coverages customarily provided to disabled salaried employees, until your employment is terminated pursuant to Section 3(b) hereof.

Thereafter your benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

(b)	If your employment is terminated by reason of your death or by the Company for Cause or by you other than for Good Reason as defined in Section 8(d)(A)

through (H), the Company shall pay you your full base salary in accordance with the Company’s standard payroll practices through the Date of Termination at the rate in effect at the time Notice of Termination is given, and provide you with all other normal post-termination amounts (if any) to which you are entitled under the terms and conditions of any compensation or benefit plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

(c)
If your employment is terminated by you for Good Reason as defined in Section 8(d)(A) through (H) or by the Company other than for Cause, General Disability, 409A Disability or death, then, you shall be entitled to the benefits provided below, subject to your execution of a release described in Section 8(h) and provided that such release becomes effective and has not been revoked in accordance with the terms thereof:

(i)
the Company shall pay to you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, no later than the fifth day following the Date of Termination; and provide you with all other normal post-termination amounts (if any) to which you are entitled under the terms and conditions of any compensation or benefit plan of the Company at the time such payments are due;

(ii)
to the extent that an annual bonus has not been paid to you in respect of any fiscal year, the Company shall pay to you, in the immediately following fiscal year at the time that annual bonuses in respect of such initial fiscal year are regularly paid by the Company (but not later than 2-½ months after the end of such initial fiscal year), the product of (x) an amount equal to the target annual bonus in effect immediately preceding the Date of Termination or, if greater, such target in effect immediately prior to the Change in Control, and (y) a fraction, the numerator of which is the number of days that have elapsed in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365;

(iii)
in lieu of any further salary and bonus payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you an amount equal to the product of (1) the sum of (A) your annual salary rate in effect as of the Date of Termination or, if greater, such rate in effect immediately prior to the Change in Control, and (B) an amount equal to 100% of the target annual bonus in effect as of the Date of Termination or, if greater, such target in effect immediately prior to the Change in Control, which, in either case, shall not be deemed to be less than $2,000,000, and (2) the number two (2); in the event your Severance Start Date occurs on or within two (2) years following an event that constitutes a  change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of section 409A(a)(2)(a)(vi) of the Code, except as set forth below with respect to status as a specified employee, such amount will be paid in a lump sum no later than the fifth day following your Severance Start Date; otherwise, except as set forth below with respect to status as a specified employee, such amount shall be paid in twenty-four (24) equal monthly installments that shall begin to be paid upon your Severance Start Date (in accordance with the Company’s standard payroll practices for severance pay); in either case, in the event you are a “specified employee” on your Severance Start Date, as determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to your Severance Start Date or, if later, by December 31, 2008, such payments shall be delayed until the date that is six (6) months after your Severance Start Date, with the lump sum value of all payments that are so delayed paid on the date that is six (6) months after your Severance Start Date (if you die after your Severance Start Date but before payment of the lump sum or all twenty-four (24) installments, any remaining amounts will be paid to your estate as a lump sum and without regard to any six-month delay that otherwise applies to specified employees);

(iv)
the Company also shall promptly reimburse you for all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement.  To the extent that any such reimbursement does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement only if (A) the corresponding expense is incurred by you during your lifetime (or by your estate on your behalf after your death and within ten years of such termination), and (B) the request for reimbursement is submitted no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred, so that the Company can make the reimbursement on or before the last day of the calendar year following the calendar year in which the expense was incurred. The amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company. The Company shall also promptly reimburse you for all legal fees and expenses incurred by you in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefits provided hereunder); each such  reimbursement shall be paid no later than the end of the calendar year next following the calendar year in which you or the Company remit to the Internal Revenue Service the taxes that are the subject of the audit or proceeding or, where as a result of the audit or proceeding no taxes are due or are remitted but other reimbursable expenses have been incurred, the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the proceeding. For purposes of the foregoing, in the event you are a “specified employee” on your Severance Start Date (as determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to your Severance Start Date or, if later, by December 31, 2008), and to the extent that any portion of the reimbursements described above in this paragraph (iv) relate to expenses that were triggered by your “separation from service” within the meaning of section 409A(a)(2)(A)(i) of the Code and such reimbursements constitute a “deferral of compensation” within the meaning of section 409A of the Code, such reimbursements shall be paid no earlier than the date that is six (6) months after your Severance Start Date (if you die after your Severance Start Date but before such reimbursements have been made, such reimbursements will be paid to your estate in a lump sum without regard to any six-month delay that otherwise applies to specified employees);

(v)
for a twenty-four (24) month period after such termination, the Company shall arrange to provide you with life insurance benefits substantially similar to those which you were receiving immediately prior to the Notice of Termination (as well as the group health coverage described in Section 10(d) below), at a cost and level of benefits which are substantially similar to those you were receiving prior to the Date of Termination.  Benefits otherwise receivable by you pursuant to this paragraph (v) shall be reduced to the extent comparable coverage is actually provided to you by another employer during the twenty-four (24) month period following your termination, and any such coverage actually provided to you by such employer shall be reported to the Company; and

(vi)
Notwithstanding any subsequent amendment to the SOP, you shall be entitled to the benefits and treatment applicable to SOP accrued benefits in the event of a Change in Control in accordance with the terms of the SOP as in effect immediately preceding a Change in Control.

(d)
For a twenty-four (24) month period after the termination referenced in Section 4(c) or Section 5(c), the Company shall arrange to provide you with group health coverage substantially similar to that which you were receiving immediately prior to the Notice of Termination.

(i)	If such coverage is provided under a self-insured medical reimbursement plan maintained by the Company (within the meaning of section 105(h) of the Code):

(A)	there will be no charge to you for such coverage for any month that falls within the first six months following your Severance Start Date;

(B)
the charge to you for each remaining month of coverage will equal the Company’s monthly COBRA charge for such coverage, and you will be required to pay such monthly charge in accordance with the Company’s standard COBRA premium payment requirements; and

(C)
on the date that is six months following your Severance Start Date the Company will pay you a lump sum in cash equal to the product of (I) the Company’s monthly COBRA charge on the payment date for family coverage under the Company’s group health plan, and (II) the difference between (a) the number twenty-four (24), and (b) the number of months of coverage provided under clause  (A) above.

(ii)	If such coverage is provided under a fully-insured medical reimbursement plan (within the meaning of section 105(h) of the Code), there will be no charge to you for such coverage.

(e)
If any of the Total Payments (as defined below) will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Code, the Company shall pay to you an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.  The Gross-Up Payment will be paid to you or remitted by the Company to the appropriate tax authorities in a lump sum no later than the fifth day following the applicable date. For this purpose, the applicable date shall be – (A) in the case of that portion of the Total Payments that is payable upon a Change in Control, that is payable without the occurrence of your termination of employment and that is exempt from section 409A of the Code, the date of a Change in Control but not before January 1, 2009; (B) in the case of that portion of the Total Payments that is payable upon or as result of a Change in Control, that is payable without the occurrence of your termination of employment and that is subject to section 409A of the Code, the date you remit the specified taxes to the appropriate tax authorities (or, if the specified taxes are remitted by the Company, the date the taxes are due) but not before January 1, 2009; (C) in the case of that portion of the Total Payment that is payable upon your termination of employment and that is exempt from section 409A of the Code, your Date of Termination; and (D) in the case of that portion of the Total Payments that is payable upon your Severance Start Date and that is subject to section 409A of the Code, your Severance Start Date. However, notwithstanding provision (D) immediately above, in the event you are a “specified employee” on your Severance Start Date (as determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to your Severance Start Date or, if later, by December 31, 2008), and to the extent that any portion of the Gross-Up Payment relates to Total Payments that were triggered by your “separation from service” within the  meaning of section

409A(a)(2)(A)(i) of the Code, payment of such portion of the Gross-Up Payment which constitutes a “deferral of compensation” within the meaning of section 409A of the Code and is not deemed to be payable upon another permissible payment date under section 409A of the Code shall be delayed until the date that is six (6) months after your Severance Start Date (if you die after your Severance Start Date but before the Gross-Up Payment is made, it will be paid to your estate as a lump sum and without regard to any six-month delay that otherwise applies to specified employees).  Notwithstanding the foregoing provisions of this Section 10(e), if it shall be determined that you are entitled to the Gross-Up Payment, but that the Parachute Value (as defined below) of the Total Payments does not equal or exceed 110% of the Safe Harbor Amount (as defined below), then except as provided by the full paragraph that immediately follows paragraph (iii) of this subsection (e), no Gross-Up Payment shall be made to you and the amounts payable to you under Section 10(c) and (d) of this Agreement shall be reduced to the extent necessary to cause the Parachute Value of the Total Payments, in the aggregate, to be equal to the Safe Harbor Amount.  Any such reduction shall be applied under Section 10(c) and (d) as follows:

(i)
first, for purposes of Section 10(d)(i)(A), there will be a charge to you for each month of coverage, applied on a month-to-month basis as necessary to cause the aggregate Parachute Value of the Total Payments to equal the Safe Harbor Amount, in an amount equal to the Company's monthly COBRA charge for such coverage, and you will be required to pay such monthly charge in accordance with the Company's standard COBRA premium payment requirements;

(ii)
second, for purposes of Section 10(c)(v), there will be a charge to you for each month of coverage, applied on a dollar-for-dollar basis as necessary to cause the aggregate Parachute Value of the Total Payments to equal the Safe Harbor Amount, in an amount equal to the premium paid by the Company for such coverage, and you will be required to pay such monthly charge to the Company at the same time as the Company is required to make payment of such premium to the insurance carrier; and

(iii)
third, the amount payable under Section 10(c)(ii), the amount payable under Section 10(c)(iii), any additional SOP accrued benefit provided under Section 10(c)(vi), and the amount payable under Section 10(d)(i)(C) shall each be reduced, on a pro rata basis (based on the dollar amounts payable under Section 10(c)(ii), Section 10(c)(iii), and Section 10(d)(i)(C) and the amount of the additional SOP accrued benefit determined under Section 10(c)(vi) as of your Severance Start Date), as necessary to cause the aggregate Parachute Value of the Total Payments to equal the Safe Harbor Amount;

However, solely to the extent that the prior two sentences become applicable (determined before the application of this paragraph) and in the event that the right to the Gross-Up Payment is not considered subject to a substantial risk of forfeiture under section 409A of the Code, then you shall continue to be entitled to the Gross-Up Payment, but the amounts payable to you under Section 10(c) and (d) plus the Gross-Up Payment shall be reduced to the extent necessary to cause the Parachute Value of the Total Payments, in the aggregate, to be equal to the Safe Harbor Amount.  These reductions generally shall be made in the order specified above, provided however, that the amount of the Gross-Up Payment shall be added to the payments specified in subsection (iii) above and shall also be subject to pro rata reduction as specified in subsection (iii) based on the dollar amount of the Gross-Up Payment.

[In the event that application of the above ordering rules results in the imposition upon you of an excise tax or penalty interest under section 409A of the Code, the Company will pay you an additional payment (the “409A Gross-Up Payment”) in an amount equal to such excise tax and penalty interest plus all income and employment taxes on such excise tax and penalty interest, including, if the 409 Gross-Up Payment is a Total Payment, payment of any Gross-Up Payment on this payment.  For this purpose, all income taxes will be assumed to apply to you at the highest marginal rate in effect on the date the 409A Gross-Up Payment is made.  The 409A Gross-Up Payment shall be paid no later than the end of the calendar year next following the calendar year in which you remit the corresponding excise tax and penalty interest to the Internal Revenue Service.]

(f)
For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all payments or benefits received or to be received by you in connection with a Change in Control or the termination of your employment (whether payable pursuant to the terms of this Agreement or of any other plan, arrangement or agreement with the Company or any of its affiliates or successors, any person whose actions result in a Change in Control or any person affiliated (or which, as a result of the completion of the transactions causing a Change in Control, will become affiliated) with the Company or such person within the meaning of section 1504 of the Code (such payments or benefits, excluding the Gross-Up Payments, being hereinafter referred to as the “Total Payments”)) shall be treated as “parachute payments” (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel selected by the independent auditors of the Company (as of the date immediately prior to the Change in Control) and reasonably acceptable to you, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code; (ii) all “excess parachute payments” (within the meaning of section 280G(b)(1) of the Code) shall be treated as subject to the Excise Tax, unless in the opinion of such tax counsel such excess parachute payments represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the “base amount” (within the meaning of section 280G(b)(3) of the Code), or are not otherwise subject to the Excise Tax; and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code and the regulations promulgated thereunder.  For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at your applicable rate of federal income taxation in the calendar year in which the taxes upon which the Gross-Up Payment is made are due and state and local income and employment taxes at your applicable rate of taxation in your state and locality of residence on the date the taxes upon which the Gross-Up Payment is made are due, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. For purposes of this Agreement, (x) the term “Parachute Value” when applied to any payment shall mean the present value as of the date of the Change in Control of the portion of such payment that is treated as a “parachute payment” under section 280G(b)(2) of the Code, as determined by tax counsel for purposes of determining whether and to what extent the Excise Tax will apply to you and (y) the term “Safe Harbor Amount” shall mean 2.99 times your “base amount”, within the meaning of section 280G(b)(3) of the Code.

(g)
In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined (subject to the last sentence of this subsection) the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax or federal, state or local income and employment taxes deduction) plus interest on the amount of such repayment at 120% of the applicable federal rate (as defined in section 1274(d) of the Code).  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment) or additional Total Payments are made to you after the application of any cutback as provided in Section 10(e) hereof, which additional Total Payments result in the cutback to the Safe Harbor Amount no longer being applicable, the Company shall pay you an additional amount equal to the gross-up payment in respect of such excess and the value of the Total Payments which were originally cutback and are subject to restoration hereunder (plus any interest payable with respect to such excess) within five (5) business days following the time that the amount of such excess or restoration is finally determined; provided, however, that in the event you are a “specified employee” on your Severance Start Date (as determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to your Severance Start Date or, if later, by December 31, 2008) and any such additional gross-up payment would be made prior to the date that is six (6) months after your Severance Start Date, and to the extent that payment of any portion of such additional gross-up payment that relates to Total Payments that were triggered by your “separation from service” within the meaning of section 409A(a)(2)(A)(i) of the Code, payment of such portion of the additional gross-up payment if such payment itself constitutes a “deferral of compensation” within the meaning of section 409A of the Code and is not deemed to be payable upon another permissible payment date under section 409A of the Code shall be delayed until the date that is six (6) months after your Severance Start Date (if you die after your Severance Start Date but before the additional gross-up payment is made, it will be paid to your estate as a lump sum and without regard to any six-month delay that otherwise applies to specified employees); and provided, further, that each additional gross-up payment required to be made by the Company to you and/or each repayment of a gross-up payment required to be made by you to the Company shall be paid no later than the end of the calendar year next following the calendar year in which you or the Company remit the corresponding taxes to the Internal Revenue Service.

(h)
Except as provided in Section 10(c)(v) or Section 10(d) hereof, you shall not be required to mitigate the amount of any payment provided for in this Section 10 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 10 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.

11.
Noncompetition.  You agree that you will not engage in any Competitive Activity during the one-year period following your termination of employment with the Company for any reason (or, where you receive payments pursuant to Section 9(c) or Section 10(c) hereof, then during the two-year period following your termination of employment with the Company).  For purposes of this Section, “Competitive Activity” shall mean activity, without the written consent of an authorized officer of UST, consisting of your participation in the management of, or acting as a consultant for or employee of, any business operation of any enterprise if such operation (a “Competitive Operation”) is then in substantial and direct competition with any business operation of UST and/or any of its affiliates, any place in the world, as now or hereafter designated by the Board; provided, however, that no business operation may be designated as a business operation that is in substantial competition with UST and/or any of its affiliates unless the profits, sales or assets attributable to such business operation amount to at least ten percent (10%) of said business’ total profits, sales or assets. Competitive Activity shall not include (1) the mere ownership of up to five percent (5%) of the outstanding securities in any enterprise; or (2) the participation in the management of, or acting as a consultant for or employee of, any enterprise or any business operation thereof, other than in connection with a Competitive Operation of such enterprise, provided that you do not furnish advice with respect to inventions, processes, customers, methods of distribution, methods of manufacture, marketing or business strategy relating to any Competitive Operation of such enterprise, or the formation of a Competitive Operation.

12.
Confidentiality.  You agree not to disclose, either while employed by the Company or at any time thereafter, to any person not employed by the Company, or not engaged to render services to the Company, except with the prior written consent of an officer authorized to act in the matter by the Board, any confidential information of the Company or its affiliates obtained by you while in the employ of the Company, including, without limitation, information relating to any of the Company’s or its affiliates’ inventions, processes, formulae, plans, devices, compilations of information, methods of distribution, customers, client relationships, marketing strategies or trade secrets; provided, however, that this provision shall not preclude you from the use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by the Company or from disclosure required by law or court order (and to your legal counsel in connection therewith). The agreement herein made in this Section 12 shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law upon you in respect of confidential information and trade secrets of the Company or its affiliates.

13.
Non-Solicitation.  You agree that you shall not solicit any person who is a customer of the business conducted by the Company or its affiliates, or any business in which you have been engaged on behalf of the Company or its affiliates at any time during the Term of this Agreement and for a two (2) year period thereafter on behalf of an employer affiliated with you or any business described in Section 11; or induce or attempt to persuade any employee of the Company or any of its affiliates to terminate his employment relationship in order to enter into employment with an employer affiliated with you or any business described in Section 11.

14.	Successors: Binding Agreement.

(a)
The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b)
This Agreement shall inure to the benefit of and be enforceable by your personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you should die while any amount would still be payable. to you hereunder if you had continued to live, all such payments, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

15.	Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notice to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

16.
 Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.  All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.  The obligations of the Company under Sections 9 and 10 and your obligations under Section 11, 12 and 13 shall survive the expiration of the term of this Agreement.

17.
Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.
Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in New York, New York, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with the Agreement.

20.
Code Section 409A.  It is intended, and this Agreement will be so construed, that any amounts payable under this Agreement and the Company’s and your exercise of authority or discretion hereunder shall comply with the provisions of section 409A of the Code and the treasury regulations relating thereto so as not to subject you to the payment of interest and tax penalty which may be imposed under section

409A of the Code. In furtherance of this intent, to the extent that any regulations or other guidance issued under section 409A of the Code would result in you being subject to the payment of such interest or tax penalty, the Company and you agree to amend this Agreement prior to January 1, 2009 in order to bring this Agreement into compliance with section 409A of the Code in a manner which has the least adverse effect on you.

21.
Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; including, without limitation, the Letter Agreement between you and UST, dated September 13, 2004, the Existing Agreement, and any addendums, amendments or modifications thereof; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.  Notwithstanding the foregoing, nothing contained herein shall be deemed to be a termination or cancellation of your right to indemnification by UST as an officer pursuant to:  (a) applicable state law, with all exclusions and exceptions provided by such law to remain in full force and effect; (b) any indemnification agreement entered into between you and UST which shall remain in full force and effect; (c) any applicable director and officer insurance arrangements; and (d) in accordance with Article VIII of UST’s By-Laws.

         If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

UST Inc.

By:	/s/ Gary B. Glass
	Name:	Gary B. Glass
	Title:	Vice President

Agreed to this 16 day
of  December, 2008.

/s/ Murray S. Kessler
Murray S. Kessler

RELEASE AGREEMENT

THIS RELEASE, entered into this [     ] day of [                                ] by [Name], residing at [                                                                                                                  ] (hereinafter referred to as the “Employee”).

WITNESSETH:

WHEREAS, the Employee, and UST Inc., a Delaware corporation (“UST”), having its principal office in Greenwich, Connecticut, entered into a letter agreement (the “Agreement”) dated as of __________________, 2006, pursuant to Section 3(h) of which Employee and ** covenanted, to execute a general release of any and all claims he may have or may believe he has against UST, its affiliates and/or their respective officers, directors, employees, agents and representatives; and

WHEREAS, the employment of the Employee was terminated as of [                              ];

NOW, THEREFORE, in consideration of the benefits to be provided to the Employee pursuant to the Agreement, it is agreed as follows:

1.           The Employee voluntarily, knowingly and willingly releases and forever discharges UST, its parents, subsidiaries and affiliates, together with their respective past and present officers, directors, partners, shareholders, employees and agents, and each of their predecessors, successors and assigns, from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever which against them the Employee or his executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising prior to the time the Employee signs this agreement.

2.           The release being provided by the Employee in this agreement includes, but is not limited to, any rights or claims relating in any way to the Employee’s employment relationship with UST, its parents, subsidiaries and affiliates, or the termination thereof, or under any statute, including the federal Age Discrimination in Employment Act (“the ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, or any other federal, state or local law or judicial decision.  Notwithstanding the foregoing, Employee does not hereby release any rights to vested benefits under the terms of any employee benefit plans maintained by UST pursuant to the Employee Retirement Income Security Act (“ERISA”).  Furthermore, nothing contained herein shall be deemed a waiver of the Employee’s right to indemnification by UST as a corporate officer/director pursuant to:  (a) applicable state law, with all exclusions and exceptions provided by such law to remain in full force and effect; (b) any indemnification agreement entered into between the Employee and UST; (c) any applicable director and officer insurance arrangements; and (d) in accordance with Article VII of UST’s By-Laws.

3.           By signing this release agreement, the Employee represents that he has not and will not in the future commence any action or proceeding arising out of the matters released hereby, and that he will not seek or be entitled to any award of legal or equitable relief in any action or proceeding that may be commenced on his behalf.  This paragraph will not preclude the Employee from filing an administrative charge of discrimination, provided Employee does not seek any relief for himself/herself in connection with such proceeding.  This paragraph likewise does not prohibit the Employee from filing a lawsuit under the ADEA, but the waiver and release in paragraph 2 will remain valid and enforceable to bar any such claim.

4.           By signing this release agreement, the Employee agrees to cooperate fully with UST and its affiliates concerning reasonable requests for information about the business of UST or any of its affiliates or your involvement and participation therein; the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of UST or any of its affiliates which relate to events or occurrences that transpire while the Employee was employed by UST and its affiliates; and in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while the Employee was so employed.  The Employee’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of UST or any of its affiliates and/or their counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by UST or any of its affiliates and/or their counsel to effectuate the foregoing.  UST agrees to reimburse you for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with the Employee’s performance of obligations pursuant to this paragraph 4 for which the Employee has obtained prior approval from UST.

5.           The Employee acknowledges that UST has hereby advised him to consult with an attorney prior to signing this release agreement.  The Employee represents that he has had the opportunity to review this agreement and, specifically, the release in paragraph 1, with an attorney of his choice.  The Employee also agrees that he has entered into this agreement freely and voluntarily.

6.           The Employee acknowledges that he has been given at least twenty-one days to consider the terms of this release agreement.  Furthermore, once he has signed this release agreement, the Employee shall have seven additional days from the date of signing this release agreement to revoke his consent hereto.  The release agreement will not become effective until seven days after the date the Employee has signed it, which will be the effective date. of this release agreement.

IN WITNESS WHEREOF, the Employee has executed this release agreement as of the date first set forth above.